EXHIBIT 10.2

COVISINT MASTER SOFTWARE LICENSE AGREEMENT

This MASTER SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into by and between Commerce One Operations, Inc., a Delaware corporation having offices at One Market Street, Steuart Tower, 13th Floor, San Francisco, CA, USA ("Commerce One") and Covisint LLC, a corporation having offices at 20921 Lahser Road, Southfield, Michigan 48034 ("Licensee") and describes the terms and conditions in consideration of which Commerce One shall license to Licensee Software and Customizations (as those terms are defined below). This Agreement shall become effective (the "Effective Date") immediately upon Licensee's full satisfaction of its payment obligations set forth under Section 1 of the Settlement Agreement by and between Licensee, Commerce One, and CVX Holdco, LLC ("Settlement Agreement") to which this Agreement is attached. If such payment is not made in accordance with section 1 of the Settlement Agreement, this Agreement shall be void ab initio and have no force or effect.

1. Definitions

1.1 "Competitors" means Ariba, Actional, Agile, Asera, Baan, BEA Systems, BMC Software, Broadvision, Candle Corp., eBreviate, Freemarkets, Frictionless Systems, i2, IBM, JDEdwards, Lawson, Manugistics, MatrixOne, Microsoft, Moai, MQSoftware, Novell, Oracle Corp., PeopleSoft, Perfect Commerce, Procuri, RiverOne, Salion, Siebel, Software AG, SAP, SeeBeyond, Sun Microsystems, SupplyWorks, Sybase, TIBCO Software, Mercator, VerticalNet, Vitria Technology, WebMethods and XiSource.

1.2 "Confidential Information" means information, data, code, or know-how, whether written, oral, visual or electronic which relates to products, services, customers, software, test results, inventions, processes, designs, drawings, hardware configuration, and all business or technical information that is not generally known to, and cannot be readily ascertained by others, or which Commerce One or Licensee has designated to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosure; (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is lawfully obtained from a third party without any breach of a confidentiality obligation; (iv) is approved for release by the disclosing party in writing; or (v) is shown by written record to be developed independently by the receiving party.

1.3 "Customization" means any software program (whether in source code or object code form), specification, document, documentation and/or operating instruction based on the Software, developed and/or delivered to Covisint pursuant to the Technology Agreement. For purposes of clarity, Customizations are not Software.

1.4 "Documentation" means help files or instruction manuals regarding the use of the Software generally made available by Commerce One to its customers.

1.5 "Exchange" means an on-line marketplace to facilitate the provision of goods and/or services between registered buyers and suppliers.

1.6 "Modification" means problem resolution and debugging, bug fixes, patches, and functionality enhancements that are extensions of the functionality already included in the Software or Customizations, which are created by Licensee or its third party contractors (excluding Competitors) under this Agreement.

1.7 "Software" means the machine-executable object code versions of the Commerce One software products set forth in Schedule A-1, including any third party software embedded in such products.

1.8 "Technology Agreement" means the agreement of that name by and between Covisint, LLC and CVX Holdco, LLC, dated December 8, 2000, as amended.

2. Grant of License

2.1 License for Object Code Materials. Subject to the terms and conditions of this Agreement, and upon Licensee's full satisfaction of its payment obligation set forth under Section 1 of the Settlement Agreement ("Payment"), Commerce One grants to Licensee a worldwide, perpetual, royalty-free (subject to full and final payment by Licensee of the Payment), non-exclusive, and transferable (subject to the restrictions in Section 11.1 of this Agreement) license for Licensee to:

(i) Use, and permit its subsidiaries (an entity in which more than 50% ownership interest, either directly or indirectly, is held by Licensee) to use, the Software, Customizations, and Documentation in connection with operating one (1) Exchange as an application service provider (either by itself or through an outsourced service provider); provided that Licensee may not distribute a separate copy of any Software to a customer for the purpose of allowing such customer to operate an independent Exchange.

(ii) permit third parties to access the Software on a hosted basis only and via Licensee's (or its permitted Section 11.1 sublicensee's) Exchange; provided, that Licensee shall secure such third party's consent to a third party end user agreement that includes terms and conditions that are (1) substantially similar to those set forth on Schedule B or (2) if there are differences between the end user agreement secured by Licensee and those set forth on Schedule B, then Licensee shall indemnify and hold harmless Commerce One, its licensors and affiliates and their directors, shareholders, agents and employees, of, from and against any costs, losses, liabilities and expenses (including reasonable attorneys' fees) that would not have been incurred but for Licensee's failure to secure terms and conditions substantially similar to those on Exhibit B. Notwithstanding the foregoing, such end user terms and conditions shall not grant any rights with respect to use of the Software that are broader than Licensee is allowed to grant to end users hereunder and such end user terms and conditions shall be at least as protective of Commerce One and its Licensors as they are of Licensee. Notwithstanding any other term to the contrary, Licensee shall indemnify and hold harmless Commerce One, its licensors and affiliates and their directors, shareholders, agents and employees, of, from and against any costs, losses, liabilities and expenses (including reasonable attorneys' fees) that would not have been incurred but for Licensee's failure to adhere to the requirements of this subsection 2.1 (ii).

(iii) use and make a reasonable number of copies of all Documentation; and

(iv) make a reasonable number of copies of the Software and Customizations for archival and back-up purposes and for testing, integration, interfacing, training and production purposes. All copies made in accordance with this Section shall be subject to the terms of this Agreement. Upon Commerce One's written request, Licensee shall provide to Commerce One information regarding the number and location of all such copies made by Licensee.

All rights not expressly granted by Commerce One under this Agreement are reserved and prohibited.

2.2 Use of Modifications. To the extent a Modification incorporates all or portion of the Software or Customization, said Modification shall only be implemented in object code form only for use with the Software and Customizations and for purposes of operating an Exchange as permitted under this Agreement.

2.3 Delivery. Covisint acknowledges that it currently possesses the Software, Documentation and Customizations, and that no further delivery of any Software, Documentation or Customizations is required hereunder

3. GENERAL LICENSE RESTRICTIONS

3.1 License Restrictions. Except as expressly permitted in this Agreement, Licensee agrees that it will not itself, or through any parent, subsidiary, affiliate, agent or other third party:

(a) sell, lease, license, sublicense, reproduce, distribute, encumber or otherwise deal with any portion of the Software, Customizations, or Documentation;

(b) provide, disclose, divulge or make available to, or permit use of the Software, Customizations, or Documentation by any third party or by anyone other than Licensee's employees or contractors who are subject to nondisclosure terms at least as restrictive as those in this Agreement, and who need to have access to these in order for Licensee to exercise its rights under this Agreement;

(c) decompile, disassemble, re-program, analyze, reverse- engineer or attempt to write or develop any derivative work or any other software based upon the Software, Customizations, Documentation, or Commerce One Confidential Information in whole or part; or

(d) violate any additional license restrictions required by Commerce One's licensors which have been disclosed in writing by Commerce One to Licensee prior to the execution hereof by Licensee or which are included in the Software or Documentation.

4. Ownership

4.1 By Commerce One. As between the parties, Commerce One shall own all right title and interest in any patent rights, copyrights, trade secrets, trade names, trademarks, service marks, moral rights, and any other similar rights recognized under the laws of any jurisdiction whatsoever or any international conventions or treaties in the Software, Customizations and/or derivative works of any item or materials licensed under this Agreement other than the Modifications ("Intellectual Property"). In the event the Intellectual Property cannot be owned by Commerce One, Licensee hereby grants Commerce One a perpetual, world-wide, royalty-free license to use, copy, modify, distribute, display and commercially exploit the Intellectual Property. Licensee shall execute and deliver, or cause to be executed and delivered all assignments, consents, documents or further instruments of transfer and shall take or cause to be taken all other reasonably necessary actions in order for Commerce One to obtain the full benefits of this Section and the transactions contemplated hereby.

4.2 By Licensee. All right, title and interest in and to the Modifications and related documentation and Licensee's Confidential Information written by Licensee at Licensee's sole expense that are unique to Licensee's Exchange operations, and without general applicability, including any and all adaptations, modifications or derivative works thereto (collectively, "Licensee Property"), shall at all times remain with and vest with Licensee. Licensee's ownership rights and interests in the Licensee Property are explicitly subject to Commerce One's and its third party licensors' rights in and to the portions of the Software, or Customizations incorporated into the Modifications.

4.3 Independent Development; Covenant Not to Sue. It is the understanding of the Parties that Commerce One and its current and future customers and business partners will use or will be using the Software, Customizations and Documentation in their present and/or revised versions to be subsequently developed and issued, and that such present or revised versions may be similar to the Modifications developed by Licensee pursuant to this Agreement. Accordingly, Licensee agrees not to bring any claim of any kind, known or unknown, in any state, local, federal or foreign court, administrative agency, or other tribunal based in whole or in part against Commerce One and/or its current or future customers or business partners on any claim that the Software and or code independently developed by Commerce One or its current or future customers using the Software, Customizations or Documentation in any way violates, in whole or in part, any of Licensee's rights in the Modifications.

5. Maintenance AND Support.

5.1 Support. Schedule A hereto sets forth the terms and conditions under which support and maintenance for the Software may be provided hereunder.

6. Disclaimer of Warranties

6.1 THE SOFTWARE, THE CUSTOMIZATIONS, THE DOCUMENTATION, AND ALL OTHER MATERIALS PROVIDED TO LICENSEE ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND. COMMERCE ONE MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, OR

STATUTORY REGARDING OR RELATING TO THE SOFTWARE, THE CUSTOMIZATIONS, THE DOCUMENTATION, OR ANY OTHER MATERIALS PROVIDED TO LICENSEE UNDER THIS AGREEMENT. SPECIFICALLY, COMMERCE ONE DOES NOT WARRANT THAT THE SOFTWARE, THE CUSTOMIZATIONS, OR THE DOCUMENTATION WILL BE ERROR FREE OR WILL PERFORM IN AN UNINTERRUPTED MANNER. FURTHER, COMMERCE ONE SPECIFICALLY DISCLAIMS ANY WARRANTY OR REPRESENTATION THAT THE SOFTWARE, THE CUSTOMIZATIONS, THE DOCUMENTATION, OR ANY MODIFICATIONS THEREOF SHALL BE COMPATIBLE WITH ANY FUTURE UPGRADE OR UPDATE RELEASE OF THE SOFTWARE (WHICH COMMERCE ONE SHALL HAVE NO OBLIGATION TO PROVIDE). TO THE GREATEST EXTENT ALLOWED BY LAW, COMMERCE ONE SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF COMMERCE ONE HAD BEEN INFORMED OF SUCH PURPOSE), AND NON-INFRINGEMENT WITH RESPECT TO THE SOFTWARE, THE CUSTOMIZATIONS, THE DOCUMENTATION, AND ANY SUCH OTHER MATERIALS AND WITH RESPECT TO THE USE OF ANY OF THE FOREGOING.

6.2 No employee, agent, representative or affiliate of Commerce One has authority to bind Commerce One to any oral representations or warranties concerning the Software, the Customizations or the Documentation. Any written representation or warranty not expressly contained in this Agreement will not be enforceable.

7. Limitation of Liability

7.1 EXCEPT WITH RESPECT TO A VIOLATION BY LICENSEE OF COMMERCE ONE'S INTELLECTUAL RIGHTS OR A VIOLATION OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE, THE CUSTOMIZATIONS, THE DOCUMENTATION, OR ANY OTHER MATERIALS PROVIDED BY COMMERCE ONE HEREUNDER, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE EXTENT ALLOWABLE BY LAW, NEITHER PARTY'S LIABILITY UNDER THIS AGREEMENT FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, RESTITUTION, WILL, IN ANY EVENT, EXCEED ONE MILLION U.S. DOLLARS ($1,000,000.00). THIS ONE MILLION U.S. DOLLAR ($1,000,000.00) CAP ON LIABILITY SHALL NOT APPLY TO ANY VIOLATIONS BY LICENSEE OF COMMERCE ONE'S INTELLECTUAL PROPERTY RIGHTS, TO A VIOLATION BY LICENSEE OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT OR TO COMMERCE ONE'S OBLIGATIONS UNDER SECTION 8.2 OF THIS AGREEMENT.

7.2 The provisions of this Section 7 allocate risks under this Agreement between Licensee and Commerce One. The Settlement Agreement, of which this Agreement is a part, reflects this allocation of risks and limitation of liability.

8. Indemnification

8.1 By Licensee for Operations. Licensee shall indemnify and hold harmless Commerce One, its licensors and directors, shareholders, agents and employees of, from and against any costs, losses, liabilities and expenses (including reasonable attorneys fees) arising out of: (i) third party claims related to Licensee's use of the Software, Customizations and Modifications under this Agreement; (ii) any dispute between or among any of the following: Licensee and end users; and (iii) third party claims relating to any services or transactions performed by use of the Software, Customizations or Modifications.

8.2 By Commerce One for Infringement. In an amount not to exceed two million, five-hundred thousand dollars ($2.5 million), Commerce One shall defend or, at its sole option, settle, any third party claim(s) brought against Licensee and its directors, shareholders, agents and employees relating to infringement of any valid copyright, trade secret or trademark or other valid intellectual property right by the Software, Documentation as delivered, or by any Customizations made solely by Commerce One (except to the extent infringement arises out of Customizations made at Licensee's direction), and to indemnify Licensee and its directors, shareholders, agents and employees against all damages and costs assessed against such person under any such claim or action; provided that Licensee provides Commerce One with (i) prompt written notice of any such claim or action, or possibility thereof; (ii) sole control and authority over the defense or settlement of such claim or action; and (iii) reasonable information and assistance to settle and/or defend any such claim or action. Licensee agrees to take reasonable steps to mitigate any potential expenses. Licensee shall have the right to employ separate counsel and participate in the defense at its own expense; provided that Commerce One shall control the defense. Commerce One may, at its sole option and expense, either: (a) procure for Licensee the right to use the infringing Software, Customizations or Documentation; (b) replace the infringing Software, Customizations or Documentation with substantially equivalent non-infringing products; or (c) modify the infringing Software, Customizations or Documentation to the extent that it is able to do so without material impairment of its functionality so that it is not infringing. Except as specified in this paragraph, Commerce One will not be liable for any costs or expenses incurred without its prior written consent. The foregoing indemnity obligations shall not apply to the extent the infringement arises as a result of (i) modifications to the Software, or Customizations made by any party other than Commerce One or any subcontractor or affiliate of Commerce One, (ii) the combination or use of the Software with third party software or materials not furnished by Commerce One (to the extent infringement is caused by the use of such third party software or materials), or (iii) use of the Customizations, Software or Documentation outside the scope of this Agreement.

8.3 By Licensee for Infringement. Licensee shall defend or, at its sole option, settle, any third party claim(s) brought against Commerce One, its directors, shareholders, agents and employees arising out of infringement of any valid copyright, trade secret or trademark or other valid intellectual property right by the Modifications, and to indemnify Commerce One, its directors, shareholders, agents and employees against all damages and costs assessed against such person under any such claim or action; provided that Commerce One provides Licensee with (i) prompt written notice of any such claim or action, or possibility thereof; (ii) sole control and authority over the defense or settlement of such claim or action; and (iii) reasonable information and assistance to settle and/or defend any such claim or action. Commerce One shall have the right to employ separate counsel and participate in the defense at its own expense; provided that

Licensee shall control the defense. Except as specified in this paragraph, Licensee will not be liable for any costs or expenses incurred without its prior written consent. The foregoing indemnity obligations shall not apply to the extent the infringement arises from the unmodified Software or Documentation.

9. Confidential Information

9.1 Presumption of Confidentiality. The Software, Customizations and Documentation are Confidential Information of Commerce One, notwithstanding whether or not they are so marked.

9.2 Non-use and Nondisclosure. Each party agrees not to use the other party's Confidential Information for any purpose other than those set forth in this Agreement. Each party further agrees that, except as expressly set forth herein, it will not disclose any Confidential Information of the other party to any third parties except those directors, officers, employees, consultants and agents who have a need know the Confidential Information in order to carry out the operations of Licensee's Exchange operations, and only so long as they are bound by non-disclosure terms in content substantially similar to those in this Agreement. Each party will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party, which measures shall include in no event less than a reasonable degree of care. Each party shall notify the other party in writing of any misuse or misappropriation of such Confidential Information that may come to its attention. In the event that a receiving party is requested or required by legal process to disclose any of the disclosing party's Confidential Information, the receiving party shall give prompt written notice so that the disclosing party may seek a protective order or other appropriate relief. In the event that such protective order is not obtained, the receiving party shall disclose only that portion of the Confidential Information that its counsel advises that it is legally required to disclose.

9.3 Injunctive Relief. In the event of actual or threatened breach of any confidentiality, disclosure or use restrictions in this Agreement, the disclosing party will have no adequate remedy at law and will be entitled to seek immediate and injunctive and other equitable relief.

10. Term and Termination

10.1 Term. This Agreement will take effect on the Effective Date and will remain in force unless earlier terminated in accordance herewith.

10.2 By Licensee. Licensee may terminate this Agreement upon thirty (30) days' prior written notice to Commerce One provided that no such termination will entitle Licensee to any monies of any kind from Commerce One.

10.3 By Commerce One. Commerce One may, by written notice to Licensee, terminate this Agreement, and demand the immediate return of all Intellectual Property licensed to Licensee under this Agreement, if any of the following events ("Termination Events") occur, provided that no such termination will entitle Licensee to any monies of any kind from Commerce One:

(a) Licensee materially violates the terms of this Agreement which remain uncured for thirty (30) days of the date of Commerce One's written notice (except with respect to a breach of Licensee's payment obligation, which shall have no cure period and which shall immediately and automatically render this License Agreement and all of its terms and conditions, including without limitation any sublicenses, assignments or transfers purported to be made by Licensee hereunder, void ab initio with no force or effect); or

(b) Licensee materially violates Commerce One's intellectual property or confidentiality rights under this Agreement.

10.4 Effect of Termination. If any Termination Event occurs, termination will become effective immediately or on the date set forth in the written notice of termination. Termination of this Agreement will not affect the provisions regarding ownership, Licensee's treatment of Confidential Information, provisions relating to the payment of amounts due, provisions disclaiming or limiting the parties' liability, provisions regarding indemnification, applicable law or jurisdiction, which provisions will survive termination or expiration of this Agreement. All licenses granted hereunder shall terminate upon the termination of this Agreement. Termination shall be in addition to any rights and remedies available to either party at law or equity or under this Agreement. Within fourteen (14) days after the date of termination or expiration of this Agreement for any reason, Licensee shall return the Software, Customizations, Documentation and any derivative works thereof (other than the Modifications), and all copies of any of the foregoing, in whole or in part, and any other Commerce One Confidential Information in its possession. Licensee shall furnish Commerce One with a certificate signed by an executive officer of Licensee verifying that the same has been done. Notwithstanding the foregoing, provided that Licensee pays the Payment to Commerce One as set forth in section 2.1, any sublicenses granted by Licensee under Section 11.1 prior to termination of this Agreement shall survive such termination, and each such applicable sublicensee may retain the Intellectual Property following termination, provided that Commerce One may terminate a sublicense and require return of the Intellectual Property in the event that (a) the applicable sublicensee (i) materially violates the terms of this Agreement that are incorporated into the sublicense which remain uncured for thirty (30) days of the date of Commerce One's written notice; or (ii) materially violates Commerce One's intellectual property or confidentiality rights under this Agreement or (b) the Termination Event otherwise relates to the applicable sublicense or sublicensee under section 11.1. For the avoidance of doubt, in the event that Licensee fails to make the Payment to Commerce One as set forth in section 2.1, all sublicenses, assignments or transfers purported to be made by Licensee hereunder shall be void and have no force and effect.

11. Miscellaneous

11.1 Assignment. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of Commerce One, in its sole discretion. Any purported assignment without required consent shall be void ab initio. Notwithstanding the foregoing (but with the proviso that, including Licensee and all sublicensees, assignees and transferees under this Section 11.1, only two entities (in addition to Covisint LLC solely with respect to the Catalog Business (as defined below) as set forth below and less the number of entities with respect to which there has been a Termination Event) may be entitled at any time to exercise any license rights hereunder), without the prior written consent of Commerce One, (a) Covisint LLC may sublicense, assign or transfer all of its rights and obligations under this Agreement (subject to the provisions of this section 11.1) to a third party (including any Competitor), solely in connection with the sale of substantially all of Covisint LLC's assets and operations relating to Covisint LLC's Auctions Business (as defined below) to such third party, provided, however, that such sublicense, assignment or transfer shall be solely for a transition period which shall be limited to a period of not more than twelve months from the date of such sublicense, assignment or transfer during which period Covisint LLC (or, in the alternative, Covisint LLC's assignee pursuant to subsection (b) below) will continue to host the Auctions Business for such third party (and the end of such transition period will be a Termination Event with respect to such third party), and (b) Covisint LLC may sublicense, assign or transfer all of its rights and obligations under this Agreement (and any related sublicense, assignment or transfer granted pursuant to the preceding clause (a)) to a third party (including a Competitor) solely in connection with the sale of substantially all of Covisint LLC's assets or operations not sold pursuant to section (a) above, provided that such sublicense, assignment or transfer shall be solely for the purpose of supporting the transition period defined in subsection (a) above and for no other purpose and that the termination of the transition period shall be defined as a Termination Event with respect to the third party referenced in this subsection (b) (except solely with respect to hosting of the Catalog Business if required pursuant to the immediately following sentence). In addition, if Covisint LLC does not assign its Catalog Business to the assignee pursuant to subsection (b) above, then Covisint LLC may remain a Licensee or sublicensee of the Software under this Agreement solely for the purposes of winding down such Catalog Business for its then existing customers for a period of no more than twelve (12) months from the date of the sale under subsection (b), and such Catalog Business shall be hosted, during such wind-down period, by the assignee under subsection (b). If this Agreement is assigned or transferred as provided above, the term "Licensee" herein shall be deemed to mean the assignee or transferee. Any sublicense shall be subject to the terms and conditions of this Agreement as if the sublicensee were "Licensee," except that: (i) a sublicensee shall have no payment obligations hereunder, (ii) a sublicensee, assignee or transferee who is a Competitor shall not be entitled to receive source code under the source code escrow and any release of source code in such event shall be handled in accordance with section 6 of Schedule C hereto, (iii) a sublicensee's indemnification obligations shall be limited to the use of the Software, Customizations and Modifications by the sublicensee and Modifications developed by the sublicensee, and (iv) a party that receives rights via a sublicense or assignment from Covisint LLC pursuant to this section 11.1 shall itself have no right to sublicense or assign this Agreement pursuant to this section 11.1.; provided however that such sublicensee or assignee can assign all of its rights and obligations under this Agreement solely (i) in connection with a sale of substantially all of its assets or equity, or a merger or consolidation with or into another entity or (ii) to a parent, wholly owned subsidiary or affiliate under common control with (i.e., more than 50% ownership) such assignee or sublicensee, provided that in either case such assignee shall sign and deliver to Commerce One an assignment and assumption letter in which the assignee agrees to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment permitted pursuant to this section shall not be effective unless Licensee and the assignee sign and deliver to Commerce One an assignment and assumption letter in which the assignee agrees to be bound by the terms and conditions of this Agreement. Further, if an assignee, transferee or sublicensee is a Competitor, or if Licensee or any assignee, transferee or sublicensee becomes controlled by a Competitor ("Change of Control"), then: (1) Commerce One will have no indemnification obligation under this Agreement with respect to such Competitor and 2) the passage of a transition period of twelve months commencing upon the Change of Control shall be a Termination Event with respect to such Competitor. Commerce One may assign or transfer its rights and obligations under this Agreement in connection with the sale of substantially all of the assets to which this Agreement relates, provided that Commerce One and such assignee shall sign and deliver to Licensee an assignment and assumption letter in which the assignee agrees to be bound by the terms and conditions of this Agreement. For the purposes of this provision 11.1, Covisint LLC's "Auctions Business" shall be defined as that portion of Licensee's Exchange operations which primarily offers auction functionality via software to its end users, and Covisint' LLCs "Catalog Business" shall be defined as that portion of Licensee's Exchange operations which primarily offers catalog functionality via software to its end users. (For purposes of clarity, the parties agree that so long as the Auctions Business and Catalog Business are hosted by the same entity as part of one online marketplace, such businesses shall not be considered to be more than one "Exchange" for the purposes of this Agreement.)

11.2 Audit. Licensee shall keep accurate records as are reasonably necessary to verify its compliance with this Agreement, and shall, upon reasonable notice, permit Commerce One or its representatives to inspect all such records and to make copies of or extracts from such records, subject to reasonable restrictions on use and disclosure. Any audit conducted pursuant to this Agreement shall be performed during normal business hours and at Commerce One's expense. Commerce One will minimize the disruption of Licensee's normal business activities to the extent reasonably practicable.

11.3 Notices. Any notice provided under this Agreement or required by law shall be in a writing signed by the notifying party's authorized representative and must be sent by (a) facsimile, (b) registered mail return receipt requested, or (c) overnight air courier, in each case forwarded to the appropriate address set forth herein. Either party may change its address for notice by written notice to the other party. Notices will be deemed given at the time of actual delivery or the moment of transmission if sent by facsimile.

11.4 Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or part of this Agreement if caused, in whole or in part, by causes beyond the control and without negligence of such party, including, without limitation, acts of God, strikes, lockouts, riots, earthquakes, fire and explosions.

11.5 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing, expressly stated by the parties as an intended waiver, to be effective. Failure, neglect or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed to be a waiver of such party's rights under this Agreement and will not affect the validity of this Agreement or prejudice such party's right to take subsequent action.

11.6 Severability. Entire Agreement. This Agreement (including any attached schedules), combined with the Settlement Agreement between the parties to which this Agreement is attached as an exhibit, contains the entire agreement of the parties with respect to the Software, Customizations and Documentation (and the rights and obligations related to these) and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.

11.7 Standard Terms of Licensee. No terms, provisions or conditions of any purchase order, acknowledgment or other business form that Licensee may use in connection with the acquisition or licensing of the Software, Customizations, and related materials will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of Commerce One to object to such terms, provisions or conditions.

11.8 Other. If any provision in this Agreement is found invalid or unenforceable to any extent, such invalid provision will be severed from the remaining terms, which will continue to be valid and enforceable to the fullest extent permitted by law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Licensee agrees to pay or reimburse Commerce One for all federal, state, dominion, provincial, or local sales, use, personal property, payroll, excise or other taxes, fees, or duties arising out of this Agreement or the transactions contemplated by this Agreement (other than taxes on the net income of Commerce One). All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of any federal or state court or courts sitting in San Francisco, California, which courts are empowered to try the dispute, and the parties hereby agree to submit to the personal and exclusive jurisdiction and venue of these courts. Each party hereby waives any rights contrary to the foregoing sentence.

11.9 Export. Licensee may not download, use, or otherwise export or re-export the Software, Customizations, Modifications, or Documentation or any underlying information or technology except in full compliance with all United States and other applicable export-control laws and regulations.

11.10 Commerce One. Commerce One represents that, as between Commerce One Operations, Inc., Commerce One, Inc. or any other Commerce One subsidiary, parent or affiliate company (the "Commerce One Entities"), Commerce One Operations, Inc. is the proper Commerce One entity to enter into this Agreement and grant the rights granted hereunder, that no other corporate authorizations from any other Commerce One Entity are necessary to do so, and that no Commerce One Entity has granted any rights which would conflict with the rights granted hereunder.

11.11 Source Code Escrow. The attached Schedule C states the terms and conditions under which Licensee may become a non-exclusive beneficiary of one or more source code escrow accounts to be maintained by the Escrow Agent.

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IN WITNESS WHEREOF, the parties, by and through their respective authorized representatives have read, understood and executed this Agreement as of the date set forth below.

Date: December 30, 2003

COMMERCE ONE OPERATIONS, INC.

By: _/s/ Charles D. Boynton____________________

Name: __Charles D. Boynton__________________

Title: __SVP & CFO________________________

COVISINT LLC ("LICENSEE")

By: _/s/ Paul Kothari_____________________

Name __Paul Kothari_____________________

Title: __EVP & CFO_________________________

SCHEDULE A

MAINTENANCE/SUPPORT

The terms contained in this Schedule A, together with the terms contained in the Covisint Master Software License Agreement executed by the parties on December 30, 2003 (the "License Agreement"), shall govern the provision of Maintenance and Support services by Commerce One to Company. In the event of a conflict between this Schedule A and the License Agreement , the terms in Schedule A shall take precedence. As used herein, "Company" shall mean Covisint LLC and shall not include any assignee, sublicensee or third party; provided however, that if Covisint LLC assigns its rights and obligations under the License Agreement to an assignee pursuant to and in accordance with the terms of subsection (b) of section 11.1 of the License Agreement, "Company" hereunder shall mean such assignee, and support will be provided to such assignee pursuant to the terms of this Schedule A solely for the transition period specified in subsection (b) of section 11.1 of the License Agreement.

1. DEFINITIONS

1.1 "Commerce One's Global Support Web- site" means the World Wide Web site found at http://www.commerceone.com/services/support.html.

1.2 "Level 1 Support" means general phone support for Company's desktop corporate users regarding basic diagnostic issues and procedures such as, "how to," software administration, catalog loading, searching for items, and infrastructure availability (i.e. LAN, web, Internet Service Provider, application, and database access).

1.3 "Level 2 Support" means Support for issues requiring the assistance of Commerce One specialists in the Licensed Software who will diagnose and try to resolve the issue.

1.4 "Level 3 Support" means Support for issues requiring the assistance of Commerce One engineering expertise. This is the highest level of Support, and resolution, where appropriate, may require a new release of Software to be licensed to Company.

1.5 "Licensed Software" means the Software, as defined in the License Agreement.

1.6 "Response Time" means the elapsed time between the receipt of a Support Call and the target time within which Commerce One will respond to the Company.

1.7 "Standard Business Hours" means Commerce One's standard hours of Support which are currently Monday through Friday, 7:00 a.m. to 7:00 p.m. Pacific Standard Time in the Americas (except for United States Federal holidays), Monday through Friday, 7:00 a.m. to 7:00 p.m. Central Europe Time for Europe (except for French holidays).

1.8 "Support" means the provision, when and if available, of assistance with the Licensed Software by telephone or Internet during Standard Business Hours, including: (i) clarification of functions and features of the Licensed Software; (ii) clarification of the Documentation; (iii) guidance in the operation of the Licensed Software; and (iv) error verification, analysis and correction.

1.9 "Support Call Priority 1" means that Company's production system is down and unable to process data through the Licensed Software as a result of a catastrophic event or major application failure in the Licensed Software.

1.10 "Support Call Priority 2" means a problem in the Licensed Software which causes serious disruption of a major business function and cannot be solved temporarily by a workaround.

1.11 "Support Call Priority 3" means: i) a non-critical problem in the Licensed Software where Company is able to either continue to run its production system and/or application or a workaround is available; or ii) a reported problem in the Licensed Software that does not qualify as Support Call Priority 1 or Support Call Priority 2.

1.12 "Support Call Priority 4" means a request for an enhancement or change in functionality to the Licensed Software which is not due to a defect in the Licensed Software.

1.13 "Support Call" shall mean a Support Call Priority 1, 2, 3, or 4 or any combination thereof.

1.14 "Upgrades" shall mean a version of the Licensed Software containing functional enhancements, modifications or extensions. Upgrades are registered by means of a change of the number to the left of the decimal point, e.g. 3.0 >> 4.0.

1.15 "Updates" shall mean a version of the Licensed Software containing error corrections or bug fixes. Updates are registered by means of a change of the number to the right of the decimal point, e.g. 3.0 >> 3.1.

2. MAINTENANCE AND SUPPORT

2.1 Scope. Company understands that Maintenance and Support is not a prerequisite to licensing the Licensed Software; provided, however, that for as long as Company has paid the Payment due to Commerce One (as defned in section 2.1 of the License Agreement) and so long as Company is current in the payment of all Maintenance Fees and remains in compliance with the requirements in this Schedule A, Company shall be entitled to: Updates and Upgrades, to the extent made generally available ("Maintenance"), and (ii) Level 2 Support and Level 3 Support of the Licensed Software. All other Support, including, Level 1 Support, is the responsibility of Company. Commerce One will publish any changes to Maintenance and Support on Commerce One's Global Support Web-site and such changes will take effect after the then-current Support Period.

2.2 Response Times. Upon receipt of a Support Call, Commerce One will respond as follows: All Response Times are during Standard Business Hours only. Company can receive immediate email notification of receipt of a Support Call by contacting Commerce One's Global Support Web Site. If Company is not available, Commerce One will not be liable for adhering to the above Response Times. At no time does Commerce One guarantee a "fix" during a Response Time.

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	Priority 1	Priority 2	Priority 3	Priority 4

Silver	2 hours	4 hours	8 hours	5 business days

2.3 Subcontracting. Commerce One may engage the services of sub-contractors to perform any of its duties of Support. However, unless otherwise agreed in writing, no sub-contracting of such duties shall relieve Commerce One of its responsibilities hereunder. Company shall be notified of any subcontracting arrangements between Commerce One and its vendor. Company is also required to notify Commerce One in writing should they decide to sub-contract Level 1 Support or Level 2 Support to another vendor.

2.4 Software Version. Maintenance and Support will only be provided for the most current version of the Licensed Software and the version of the Licensed Software released immediately prior to such current version. Maintenance and Support for the Licensed Software prior to the current version will be for a period up to one (1) year from the release date of the current version.

2.5 Level of Effort. Commerce One will use commercially reasonable efforts commensurate with the then applicable industry standards to provide the Support in a professional and workmanlike manner, but Commerce One does not guarantee that every question or problem raised by Company will be resolved. When, at Commerce One's discretion, on-site Support is required, Company will reimburse Commerce One for all related traveling expenses and costs for board and lodging with all Professional Services to be rendered at the Standard Rates.

3. EXCLUSIONS. The Maintenance Fee does not include services requested as a result of causes or errors that are not attributable to Commerce One or its subcontractors or cannot be reproduced by Commerce One on unmodified Licensed Software. In the event that Company requests Commerce One to provide, and Commerce One does so provide, any services in connection with causes or errors which are not attributable to Commerce One or its subcontractors, Company shall pay Commerce One for such additional services on a time and materials basis at the Standard Rates. Causes or errors that are not attributable to Commerce One include, but are not limited to the following:

(i) Negligent use, hardware malfunction, force majeure, or causes other than through ordinary use;

(ii) Use of the Licensed Software on or with hardware, software or other equipment that deviates from Commerce One or manufacturer operating specifications;

(iii) Modification or addition, or attempted modification or addition to the Licensed Software undertaken by Company or other under Company's direct or indirect control;

(iv) Company software or third party software not licensed through Commerce One;

(v) Company's failure to implement the current version of the Licensed Software that is issued under this Schedule A; and

(vi) Failure by Company to respond to any action plans provided by Commerce One pursuant to a Company Support Call.

4. TERM AND RENEWAL. Commencing on the Effective Date, Maintenance and Support will continue for an initial term of three (3) months and will automatically renew for up to three (3) additional three (3) month terms under the same terms and conditions (including price) unless Covisint LLC provides Commerce One fifteen (15) days advanced written notice of its intention not to renew prior to the expiration of the then-current term. Notwithstanding anything else herein and for the purposes of clarification, support shall be automatically terminated hereunder at the end of the transition period specified in subsection (b) of section 11.1 of the License Agreement. Each three month term shall be referred to herein as a "Support Period."

5. COMPANY RESPONSIBILITIES

5.1 Procedures. Company shall properly train its personnel in the proper use of the Licensed Software and the equipment on which the Licensed Software is loaded and operating. Company shall maintain a current back-up copy of the Licensed Software and a list of all programs, data, and licenses required for the performance of Support, including implementing back-up procedures in the event of an error or malfunction in the Licensed Software or equipment upon which the Licensed Software is loaded or operating.

5.2 Reporting. Company shall document and promptly report all errors or malfunctions of the Licensed Software to Commerce One. Commerce One will provide Company with a trouble ticket number that Company will use to track the status of each issue. Company shall take all steps necessary to carry out any procedures Commerce One may give for the rectification of errors or malfunctions within a reasonable time after such procedures have been provided. Commerce One reserves the right to close the trouble ticket without further responsibility or liability if Company does not provide appropriate feedback to Commerce One within thirty (30) days of receiving new Licensed Software, a workaround for a problem, or fails to respond to a request for additional information.

5.3 Access. Company shall provide Commerce One with access to Company's personnel and equipment during Standard Business Hours to facilitate Support requests. Company acknowledges that dial-in and/or remote access will speed up resolution of Support issues.

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5.4 Third Party Agents. If Company utilizes third party support services or products to support the Licensed Software, Company shall ensure such third party support is at a similar or higher level of support as Company has secured with Commerce One. Company acknowledges and agrees that Commerce One shall not be held responsible for delayed Response Times and Support should information from third party support be unavailable or delayed.

5.5 Third Party Products and Support. If requested, Commerce One will attempt on Company's behalf to secure maintenance and support on third party products not serviced under this Schedule A; however, it may be necessary for Company to secure a separate maintenance agreement directly with the manufacturer.

5.6 Company Contacts. Company shall appoint up to 3 individuals who are knowledgeable in the operation of the Licensed Software to serve as primary Company contacts with Commerce One for Support Calls. All Support Calls shall be initiated through these contacts. Company may change its primary or alternate contacts at any time upon written notification to Commerce One. Company may appoint additional primary contacts upon Commerce One's receipt of the then applicable fees.

6. FEES AND PAYMENT. Company shall pay the Maintenance Fee of $125,000.00 US per Support Period. The first quarterly Maintenance Fee shall be paid on or before January 2, 2004. Thereafter, the Maintenance Fee for a Support Period shall be paid at least ten (10) days prior to the beginning of the new Support Period. If Company allows Maintenance and Support to lapse, and does not renew for a period of time, Company may renew (subject to the term specified in section 4 hereof) subject to a new written agreement and payment of then current Maintenance Fee plus an amount equal to the Maintenance Fees that would have been payable during the period of lapse on a pro-rated basis.

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SCHEDULE A-1

SOFTWARE

The following list identifies Software previously delivered to Licensee (and with respect to which Commerce One has no further delivery obligation under this Agreement), as well as additional Software to be delivered as of the Effective Date of this Agreement.
Ship Date	Software
12/8/00	Transaction Event Collection 1.0 (TEC)
1/11/01	BuySite 6.1 Portal Edition (SQL Server Only)
1/11/01	BuySite 6.1.1 Portal Edition (SQL Server or Oracle)
1/11/01	BuySite 6.5 Portal Edition (SQL Server or Oracle)
1/11/01	BuySite Online Forms 1.0
1/11/01	Content Engine 2.0 with Service Pack 2.0
1/11/01	Language Pack 1.4 for BuySite 6.1
1/11/01	Language Pack 1.4 for MarketSite 3.1
1/11/01	Language Pack 2.1
1/11/01	MarketSite 3.1
1/31/01	Content Engine 2.0 with Service Pack 2.0
1/31/01	XPC 3.2 Solaris (128 Bit)
2/6/01	Content Engine 2.1 (NT/Win2k Only)
3/1/01	Auction Services 4.0 (128 Bit Only)
3/1/01	Enterprise Buyer Desktop 2.0 (56 Bit Windows NT/2000)
3/1/01	MarketSite 4.0 Public Market (56 Bit Windows NT/2000)
3/30/01	Contract Labor 1.1 (128 Bit Only)
4/4/01	MarketSite 4.0 Public Market (56 Bit Windows NT/2000)
5/21/01	MarketSite 4.1 Public Market Upgrade (56 Bit NT/2000)
5/23/01	Enterprise Buyer Desktop 2.0 Service Pack 1 (56 Bit Windows NT/2000) Upgrade
5/23/01	XPC 4.1 Windows NT/2000 (56 Bit) Upgrade
6/13/01	Enterprise Buyer Desktop 2.0 Service Pack 1 (128 Bit Windows NT/2000) Upgrade
6/13/01	MarketSite 4.1 Public Market Upgrade (128 Bit NT/2000)
6/15/01	Auction 4.1 (Standalone)

6/15/01	Auction 4.1 Language Pack
7/19/01	Language Pack 3.1 -- Solutions SP1 for Windows NT/2000
7/19/01	MarketSite 3.2 (128 Bit) For New Customers
11/21/01	SupplyOrder 3.1 Intermediate Print Service Pack (Windows NT/2000)
11/1/01	MarketSite Builder 4.1 Service Pack 2 Windows NT/2000 (Neutral)
12/6/01	Commerce One Auction 5.0 Beta Version(168 Bit)
12/20/01	Auction 4.1 Service Pack 2 Windows 2000 (Neutral)
12/21/01	Auction 4.1 Service Pack 1 (Service Pack Only)
12/28/01	Commerce One Auction 5.0 Windows 2000 12/31/01 (168 Bit 3DES)
1/8/02	Commerce One Auction Language Pack 5.0 Windows 2000 (Neutral) BETA<b/>
2/6/02	eMarketPlace Catalog 2.0 Windows 2000 (128 Bit)
2/7/02	Auction 5.0 Windows 2000 (168bit3DES) 2/1/02 BETA
2/22/02	Enterprise Buyer Desktop 2.0 Service Pack 1 (128 Bit Windows NT/2000)
3/5/02	Commerce One Auction 5.0 Windows 2000 (168bit3DES) GA
3/6/02	Commerce One Auction 5.0 GA Language Pack Release 1 Windows 2000 (Neutral) GA
4/8/02	Commerce One Auction 5.0 GA Language Pack Release 2 Windows 2000 (Neutral) GA
4/8/02	Commerce One Documentation 1.5 Windows NT/2000 & Solaris (No Encryption) GA
5/17/02	Enterprise Buyer Desktop 2.0 Data Schema Poster
5/22/02	C1 Supplier Self-Service 5.0 Standard Option Windows NT/2000 (128 Bit) GA Upgrade
6/25/02	Commerce One Auction 5.1 Windows 2000 (168bit3DES) GA Upgrade
8/16/02	Commerce One Procurement 5.5b Windows NT/2000 (128 Bit) GA Upgrade
9/10/02	Commerce One Auction 5.1 GA Language Pack Release 1 Windows 2000 (Neutral) GA
9/23/02	Commerce One Auction 5.1 GA Language Pack Release 2 Windows 2000 (Neutral) GA
10/1/02	Commerce One Procurement 5.6 Windows NT/2000 (128 Bit) GA Upgrade
10/17/02	Commerce One Procurement 5.5 GA Language Pack Release 2 Windows NT/2000 (No Encryption) GA
2/24/03	Commerce One Auction 5.1.1 Windows 2000 (Neutral) GA
4/3/03	Commerce One Procurement 5.6 GA Language Pack Windows NT/2000 (No Encryption) GA
9/26/03	Commerce One Auction 5.1.2 Windows 2000 (Neutral) GA
Shipped on Effective Date	Commerce One Auction 5.1b Windows 2000 (168bit3DES) GA Upgrade

Shipped on Effective Date	Trading Partner Connectivity 5.0 Windows NT/2000 128 Bit GA
Shipped on Effective Date	Trading Partner Connectivity 5.0.1 Windows NT/2000 128 Bit GA
Shipped on Effective Date	Commerce One Procurement 5.6.2 Windows NT/2000 (128 Bit) GA Upgrade

SCHEDULE B

THIRD PARTY END USER AGREEMENT

1. Third-Party Beneficiary. Commerce One, Inc. ("Commerce One") shall be a direct and intended third-party beneficiary to this Agreement.

2. No Warranty. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SOFTWARE AND SERVICES TO BE ACCESSED BY THE END USER HEREUNDER IS PROVIDED `AS IS' WITHOUT ANY CONDITION OR WARRANTY WHATSOEVER. THE ENTIRE RISK ASSOCIATED WITH THE USE OF THE SOFTWARE AND SERVICES RESIDES WITH END USER. ALL OTHER CONDITIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, ARE DISCLAIMED, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

3. Limitation Of Liability. IN NO EVENT WILL LICENSEE, COMMERCE ONE OR THEIR RESPECTIVE COMPANIES, LICENSORS OR SUPPLIERS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, OR LOSS OF DATA IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE OR SERVICES PERFORMED HEREUNDER, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF LICENSEE, COMMERCE ONE OR THEIR RESPECTIVE COMPANIES, LICENSORS OR SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, LICENSEE, COMMERCE ONE AND THEIR RESPECTIVE COMPANIES, LICENSORS AND SUPPLIERS WILL NOT BE LIABLE FOR ANY DAMAGES CAUSED BY DELAY IN DELIVERY OR FURNISHING THE SOFTWARE OR SAID SERVICES. LICENSEE'S, COMMERCE ONE'S AND THEIR RESPECTIVE COMPANIES', LICENSORS' AND SUPPLIERS' CUMULATIVE LIABILITY UNDER THIS AGREEMENT FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, RESTITUTION, WILL NOT, IN ANY EVENT, EXCEED THE FEES PAID BY END USER TO LICENSEE UNDER THIS AGREEMENT. THE FOREGOING PROVISIONS OF THIS SECTION 5 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF COMMERCE ONE, LICENSEE AND ITS LICENSORS AND THE EXCLUSIVE REMEDY OF END USER, WITH RESPECT TO THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE OR SERVICES PERFORMED HEREUNDER.

4. Indemnity. End user shall indemnify, defend, and hold harmless Licensee and Commerce One from any suits, losses, claims, demands, liabilities, costs and expenses (including reasonable attorneys' fees) that Licensee or Commerce One may sustain or incur from: (i) end user's use of the Software or Services; (ii) end user's failure to comply with applicable laws and regulations or to obtain any licenses or approvals from the appropriate government agencies necessary to purchase or sell the subject goods and services; or (iii) end user's breach of any of its obligations set forth in this Agreement.

5. Transfer Control Compliance. End user represents and covenants that (a) end user (and/or its parents, subsidiaries, affiliates, employees, agents, or other third parties, as applicable) is in compliance with, in good standing under, and has not violated, any United States laws relating to the transfer of the technology licensed hereunder, including the Export Administration Regulations, the International Traffic in Arms Regulations and the regulations administered by the Office of Foreign Assets Control of the Department of the Treasury or other similar laws or any foreign country (collectively, the "Transfer Control Laws"); (b) End user (and/or its parents, subsidiaries, affiliates, employees, agents, or other third parties, as applicable) is not, and never has been, named as a "debarred" party, "denied person or entity," "embargoed entity," or otherwise sanctioned under, or prohibited from engaging in activities subject to, the Transfer Control Laws; (c) End user will immediately notify Licensee in the event that end user (and/or its parents, subsidiaries, affiliates, employees, agents, or other third parties, as applicable) is named as a "debarred" party, "denied person or entity," or "embargoed entity," or otherwise sanctioned under, or prohibited from engaging in activities subject to, the Transfer Control Laws; and (d) end user will comply with all applicable Transfer Control Laws.

SCHEDULE C

1. Background

A. Commerce One has entered into a certain "Master Preferred Escrow Agreement" effective February 15, 2000 ("Master Escrow Agreement") with DSI Technology Escrow Services, Inc. ("Escrow Agent") for the purpose of maintaining human-readable source code files in trust for the benefit of one or more designated software licensee(s).

B. Commerce One and Covisint LLC now desire to establish the terms and conditions under which Covisint LLC may become a non-exclusive beneficiary of one or more source code escrow accounts to be maintained by the Escrow Agent.

2. Preferred Beneficiary Designation. Subject to Covisint LLC's compliance with the terms of the Master Software License Agreement executed by the parties on December 30, 2003 to which this Schedule C is attached (and accompanying schedules) and the Master Escrow Agreement (collectively, "Applicable Agreements"), Commerce One agrees to name Covisint LLC, and Covisint LLC agrees to become a "Preferred Beneficiary" of one or more escrow accounts administered by the Escrow Agent. Covisint LLC shall bear the costs of enrollment to such applicable accounts.

3. Preferred Beneficiary Acceptance. As soon as practicable, Commerce One and Preferred Beneficiary shall issue a "Preferred Beneficiary Acceptance Form" attached hereto as Schedule C- 1 ("PBA"). Commerce One shall not incur a deposit obligation, nor shall Covisint LLC be entitled to receive the Escrow Materials unless the Escrow Agent and the Parties have duly executed a PBA.

4. Release Conditions. Subject to the exceptions set forth in Section 6 below, the Escrow Agent will release the human-readable source code files for the software products licensed to Covisint LLC pursuant to the Agreement ("Escrow Materials") as set forth in the Master Escrow Agreement if the following events occur (such events hereinafter known as "Release Conditions" as referred to in Section 4.1 of the Master Preferred Escrow Agreement):

4.1 Commerce One becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or

4.2 Commerce One or a Commerce One agent, subcontractor or representative or permitted assignee or transferee ceases to provide maintenance and support services for the Software to Covisint LLC (or its assignee as permitted under Schedule A to the License Agreement) (except if such services are terminated as permitted under Schedule A or the License Agreement); provided, however, that neither (1) the discontinuation by Commerce One of the provision of maintenance and support for a module embedded in the Software nor (2) Covisint LLC's election to utilize a version of the Software which is not supported in accordance with Commerce One's then-current versioning policy shall not constitute Release Conditions hereunder.

5. Exceptions to Release. Covisint LLC shall not receive the Escrow Materials if, at the time of release:

5.1 Covisint LLC is in breach of any term of the Applicable Agreements, including but not limited to, non-payment to the Escrow Agent of relevant fees, breach of any confidentiality provision or an actual or threatened intellectual property violation;

5.2 Commerce One provides written notice of contest of a release petition to the Escrow Agent at any time prior to release;

5.3 Covisint LLC discontinues the receipt of maintenance and support for one or more products included in the Software, in which case Covisint LLC shall not be entitled to receive Source Code Escrow Materials under the applicable account containing such discontinued products.

6. License to Use Source Code Upon Release. The Escrow Materials are provided solely to enable Covisint LLC to support the software licensed to Covisint LLC as required under the Software License Agreement. To this end, Commerce One hereby grants Covisint LLC, a world-wide, non-exclusive, non-transferable limited license, upon release by the Escrow Agent, to (1) use the Escrow Materials corresponding only to the software products actually delivered to Covisint LLC under the License Agreement; (2) to develop compiled bug fixes, customizations and enhancements to the software ("Corrections"); and (3) to utilize object code versions only of the Corrections in accordance with the License Agreement. Covisint LLC shall not be the owner of any copies of the Escrow Materials. The Escrow Materials shall be and remain the confidential and proprietary information of Commerce One, its trustee in receivership or successor in interest, and may not be disclosed to third parties who are not subject to confidentiality terms at least as restrictive as those set forth in the Agreement. Covisint LLC shall maintain the Escrow Materials in a secure location. Covisint LLC shall not sell, license, sublicense, rent, lease, grant a security interest, or commercially exploit the Escrow Materials. Notwithstanding the foregoing, in the event that Covisint LLC or its permitted assignee is or becomes controlled by a Competitor (as such term is defined in the License Agreement), the Deposited Materials shall be released to a mutually acceptable third party (and not the Competitor) who shall use the Deposited Materials solely for the purpose of supporting the Software, for such licensee for the transition period specified in section 11.1 of the License Agreement. Nothing in this Agreement shall limit or restrict the rights of Commerce One, its trustee in receivership or successor in interest, to assert infringement or other intellectual property claims in the event of an actual or threatened breach of this clause. This provision shall survive notwithstanding termination of any Applicable Agreement.

7. Termination of Prior Source Code Escrow Account. Commerce One and Covisint LLC have agreed to stay all rights and obligations of Commerce One, Covisint LLC and DSI Technology Services under Covisint LLC's prior source code escrow account #7322, until the Technology Agreement is terminated pursuant to the terms of the Settlement Agreement, and shall notify DSI Technology Escrow Services of such stay in writing within three (3) business days of execution of the Settlement Agreement. The parties shall execute the attached letter to DSI Technology Escrow Services (Schedule C-2) terminating the prior source code escrow account and shall deliver such letter to the Escrow Agent (as defined in section 2 of the Settlement Agreement) within five (5) business days of the execution of the Settlement Agreement. The Escrow Agent (as defined in the Settlement Agreement) shall deliver the attached letter to DSI as provided in accordance with section 2 of the Settlement Agreement. Covisint shall pay all fees charged by DSI associated with the stay of the prior source code escrow account, as well as all fees associated with the creation of a new account pursuant to this Schedule C.

EXHIBIT C-1

PREFERRED BENEFICIARY ACCEPTANCE FORM

Account Number 0315282

Commerce One Operations, Inc. ("Depositor"), Preferred Beneficiary and DSI Technology Escrow Services, Inc. ("DSI" or "Escrow Agent"), hereby acknowledge that Covisint LLC is a Preferred Beneficiary referred to in the "Master Preferred Escrow Agreement" effective February 15, 2000 between Depositor and DSI, the escrow agent. Preferred Beneficiary hereby agrees to be bound by all provisions of such Agreement. In the event of a conflict between the terms of this Preferred Beneficiary Acceptance Form and the "Master Preferred Escrow Agreement", the terms of this Form shall prevail.

Release Conditions. The "Release Conditions" as referred to in Section 4.1 of the Master Preferred Escrow Agreement are as follows:

(1) Commerce One becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing;

(2) Commerce One or a Commerce One agent, subcontractor or representative or permitted assignee or transferee ceases to provide maintenance and support services for the Software to Covisint LLC (or its assignee as permitted under Schedule A to the License Agreement) (except if such services are terminated as permitted under Schedule A or the License Agreement); provided, however, that neither (1) the discontinuation by Commerce One of the provision of maintenance and support for a module embedded in the Software nor (2) Covisint LLC's election to utilize a version of the Software which is not supported in accordance with Commerce One's then-current versioning policy shall not constitute Release Conditions hereunder.

Depositor hereby enrolls Preferred Beneficiary to the following account(s):
Account Name	Account Number
Auction	12176
Content Refinery	12177
Content Engine	12178
Supply Order	12179
Connector Suite	12184
BuySite	12186
MarketSite	12187
Covisint Customizations (the extent they exist at the time of source code escrow deposit hereunder)

Accounts contain Commerce One source code for all versions of the Software in the applicable product line. For instance, the BuySite account contains all products under the "BuySite," "EBD," and "Commerce One Procurement" labels; the Connector Suite account includes all XPC, IP/CKD connector software.

Notices and communications to Preferred Beneficiary should be addressed to:	Invoices should be addressed to Preferred Beneficiary at:
Company Name: Address: Designated Contact: Telephone: Facsimile:	Contact: P.O.#, if required:_____________________

Signatures:

Covisint LLC Preferred Beneficiary	Commerce One Operations, Inc. Depositor
By: _/s/ Paul Kothari______________	By: ___/s/ Charles D. Boynton_______________
Name:_Paul Kothari___________	Name:__Charles D. Boynton______________
Title:___EVP & CFO______	Title:__SVP & CFO__________
Date:___12/31/2003__________	Date:__12/31/2003___________

DSI Technology Escrow Services, Inc.
By: _________________________________
Name:_______________________________
Title:________________________________
Date:__ ____________________________

This form must be signed in triplicate in order to complete enrollment. Each signatory will be provided a fully executed copy.

SCHEDULE C-2

TERMINATION OF PREFERRED BENEFICIARY ENROLLMENT

Account Number 0315282

Commerce One Operations, Inc. ("Commerce One" or "Depositor") and Covisint LLC ("Preferred Beneficiary" or "Company") have previously executed one or more "Preferred Beneficiary Enrollment Form(s)" enrolling Preferred Beneficiary to the account identified below ("Escrow Account") maintained by DSI Technology Escrow Services, Inc. ("DSI" or "Escrow Agent").
Account Name	Account Number
Covisint	7322-8671

By execution hereof, Commerce One and Preferred Beneficiary consent and agree to terminate Preferred Beneficiary's enrollment to the Escrow Account and the Escrow Account itself, effective January 15, 2004.

Commerce One and Preferred Beneficiary hereby instruct the Escrow Agent to take all necessary steps to give effect to such termination as of the date indicated above. Commerce One specifically instructs the Escrow Agent to destroy all source code materials in the Escrow Accounts.

Termination of the Escrow Account hereunder shall not in any way terminate or be construed to terminate any other source code escrow accounts to which Preferred Beneficiary may be presently enrolled.

Signatures:

Covisint LLC Preferred Beneficiary	Commerce One Operations, Inc. Depositor
By: _________________________________	By: _________________________________
Name:_______________________________	Name:_______________________________
Title:________________________________	Title:________________________________
Date:________________________________	Date:________________________________

This form must be signed in triplicate. A copy will be provided to the Escrow Agent and each signatory will retain a fully-executed copy for its records.